Exhibit 4.19

April 11, 2017

Ramon Mohanlal
[Address]

Re:	BPI-004 Milestone Stock Bonus Award

Dear Ramon:

On behalf of BeyondSpring Inc. (the “Company”), I am pleased to offer you a bonus opportunity, granted pursuant to the BeyondSpring Inc. 2017 Omnibus Incentive Plan (the “Plan”), on the terms and conditions set forth in this letter agreement (this “Agreement”) and in the Plan.  Capitalized terms used but not otherwise defined in this Agreement are defined in the Plan.

Grant of Award.

Subject to the terms of this Agreement, the Company hereby grants to you a bonus opportunity up to a maximum of three hundred thousand (300,000) Common Shares payable in installments (each installment, a “Milestone Payment”) upon the attainment of each of the various component milestones (each, a “Milestone”) in the research, development, testing and realization of the drug BPI-004, as set forth below, provided that to receive any Milestone Payment you must remain continuously employed by the Company (or an affiliate thereof) through the attainment of the applicable Milestone:

(i)
Ten thousand (10,000) Common Shares upon receipt of an IND (as defined below), provided that the Company has recognized at least $500,000 of cumulative net income in connection with the drug BPI-004 though such date;

(ii)
Forty thousand (40,000) Common Shares upon completion of a Phase 2 Trial (as defined below), provided that the Company has recognized at least $1,000,000 of cumulative net income (excluding net income included in clause (i) above) in connection with the drug BPI-004 though such date;

(iii)
Fifty thousand (50,000) Common Shares upon completion of a Phase 3 Trial (as defined below), provided that the Company has recognized at least $2,000,000 of cumulative net income (excluding net income included in clause (i)-(ii) above) in connection with the drug BPI-004 though such date;

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com

(iv)
Fifty thousand (50,000) Common Shares upon receipt of Regulatory Approval (as defined below), provided that the Company has recognized at least $3,000,000 of cumulative net income (excluding net income included in clauses (i)-(iii) above) in connection with the drug BPI-004 though such date;

(v)
Fifty thousand (50,000) Common Shares on the last day of the quarter during the three (3) year period beginning on the calendar day after the receipt of Regulatory Approval that the Company has recognized at least $5,000,000 of cumulative net income (excluding net income included in clauses (i)-(iv) above) in connection with the drug BPI-004 through such date;

(vi)
Fifty thousand (50,000) Common Shares on the last day of the quarter during the next succeeding three (3) year period beginning on the calendar day after the end of the three year period in clause (v) that the Company has recognized at least $10,000,000 of cumulative net income (excluding net income included in clauses (i)-(v) above) in connection with the drug BPI-004 through such date; and

(vii)
Fifty thousand (50,000) Common Shares on the last day of the quarter during the next succeeding three (3) year period beginning on the calendar day after the end of the three year period in clause (vi) that the Company has recognized at least $15,000,000 of cumulative net income (excluding net income included in clauses (i)-(vi) above) in connection with the drug BPI-004 through such date.

For purposes of this Agreement:

“IND” means the investigational new drug application for BPI-004 filed with the FDA.

“Phase 2 Trial” means the second phase of a clinical study, the principal purpose of which is to evaluate the effectiveness of the drug for a particular indication and to determine the common short term side effects and risks associated with the drug in patients with the disease target being studied, that provides data capable of meeting statutory standards for marketing approval and includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(b) in the United States, or an equivalent or counterpart of the foregoing in the European Union.

“Phase 3 Trial” means the third phase of a clinical study involving expanded controlled and uncontrolled trials performed after preliminary evidence suggesting effectiveness of the drug has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, to support registration for a product with the FDA and EMEA, and that provides data capable of meeting statutory standards for marketing approval and includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(c) in the United States, or an equivalent or counterpart of the foregoing in the European Union.

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com

“Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, such approvals, licenses, registrations or authorizations that are required to be obtained from a Regulatory Agency (as defined below) prior to the marketing and sale of a product in such country or multinational jurisdiction (including, where applicable, pricing approvals necessary to obtain reimbursement).

“Regulatory Agency” means the Food and Drug Administration (FDA) in the United States or the European Medicines Agency (EMEA) in the European Union.

Timing of Payment.

As soon as administratively practical following the attainment (as determined by the Compensation Committee of the Board in its sole, good faith discretion based on the Company’s financial statements) of an applicable Milestone (and in all events no later than March 15 following the end of the calendar year in which an applicable Milestone is attained), the Company shall deliver to you the number of Common Shares comprising the applicable Milestone Payment, either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion; provided that, notwithstanding anything set forth in this Agreement to the contrary, if either (A) the Common Shares are not then publicly traded or (B) the Common Shares reserved and available for new issuances under the Plan (or any successor stock incentive plan) are insufficient to allow delivery to you of the full number of Common Shares comprising the applicable Milestone Payment, then the Company may instead pay to you, in full and complete satisfaction of the applicable Milestone Payment, an amount in cash equal to the Fair Market Value of the Common Shares comprising the applicable Milestone Payment determined as of the date the Milestone is achieved.

The Company’s obligation to deliver any Common Shares or otherwise make any payment pursuant to this Agreement is subject to your delivery to the Company of any representations or other documents or assurances that the Company may deem (in its sole discretion) necessary or desirable to assure compliance with all applicable legal and accounting requirements (including, without limitation, satisfaction of the tax withholding provisions of Section 17 of the Plan, by, at your discretion, either (i) remitting to the Company an amount in cash sufficient to satisfy any applicable withholding taxes, (ii) electing to have the Company withhold from the delivery of Common Shares, other property or cash, as applicable, an amount having a value not exceeding any applicable withholding taxes, or (ii) by delivering unrestricted Common Shares already owned by you having a value not exceeding any applicable withholding taxes).

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com

Any Common Shares issued pursuant to this Agreement shall be issued fully vested, and shall not be subject to any restrictions on transferability or other restrictions except as may be applicable to Common Shares generally under the Company’s corporate governance documents as amended from time to time, or as required under applicable law.  The Agreement is nontransferable except as set forth in Section 18 of the Plan.

Termination of Employment.

If your employment with the Company and its affiliates terminates for any reason, this Agreement shall terminate as of the date of such termination and shall no longer be of any force and effect, any and all rights to any Milestone Payment for which the applicable Milestone has not been attained shall be forfeited, and any unpaid Milestone Payment for which the applicable Milestone has been attained shall be paid and delivered to you as of the date of such termination; provided that if your employment with the Company and its affiliates is terminated without Cause and within six (6) months following your termination of employment, any Milestone is attained (as determined by the Compensation Committee of the Board in its sole, good faith discretion based on the Company’s financial statements), then the Company shall pay and deliver to you the number of Common Shares comprising the Milestone Payment that would have become payable to you upon the attainment of such Milestone as if your employment had not been terminated at the same time that such Milestone Payment would have been made if your employment had not been terminated.

Change in Control.

Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event of a Change in Control, the Company will use reasonable efforts to ensure any successor entity to the Company assumes this Agreement on its terms and conditions.  If such successor assumes this Agreement, and your employment with the Company or such successor and their affiliates is terminated without Cause within twelve (12) months following such Change in Control, then the Company or its successor, as applicable, shall pay and deliver to you (A) any earned but not yet paid Milestone Payment as of the date of such termination, and (B) the number of Common Shares (or such other equity interests in such successor, as applicable) comprising the Milestone Payment that would have become payable to you upon the attainment of the next Milestone if your employment had not been terminated.  If such successor does not assume this Agreement, then the Company shall pay and deliver to you (A) any earned but not yet paid Milestone Payment as of the date of such Change in Control and (B) the number of Common Shares comprising the Milestone Payment that would have become payable to you upon the attainment of the next Milestone if this Agreement had been assumed by such successor.  Payments pursuant to this paragraph shall be made as soon as administratively practicable following the termination date or the date of the Change in Control, as applicable (and in all events no later than March 15 following the end of the calendar year in which the applicable termination date or Change in Control has occurred).

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com

Release of Claims.

The obligation to deliver any Common Shares or otherwise make any payment with respect to this Agreement in connection with a termination of employment (whether or not in connection with a Change in Control) is subject to your execution and non-revocation of a general release of claims in favor of the Company and its affiliates within 45 days following your termination of employment.  Any Common Shares, other equity interests or other payments payable and deliverable pursuant to this Agreement in connection with a termination of employment (whether or not in connection with a Change in Control) shall be become payable and be delivered to you as soon as administratively practical following the effective date of such release, except as otherwise provided for in this Agreement and the Plan.

Section 409A.

Notwithstanding anything to the contrary contained herein, this Agreement, the Milestone Payments and any other payments hereunder are intended to be exempt from or comply with the nonqualified deferred compensation restrictions in Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Company shall interpret the terms and conditions of this Agreement in a manner consistent with that intent.  In the event and to the extent that this Agreement or any portion or feature thereof or payment hereunder becomes subject to Section 409A, this Agreement is intended to comply and be administered in accordance with the provisions of Section 409A so as to prevent the imposition of tax pursuant to Section 409A.  In the event that the vesting and payment of any amount under this Agreement is triggered by a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and the recipient is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of such separation from service, the recipient shall not be entitled to any payment under this Agreement until the date which is six months after the recipient’s separation from service, if and to the extent such delay in payment is required to comply with Section 409A of the Code.

General Provisions.

The bonus opportunity described in this Agreement is confidential and we request that you maintain the confidentiality of this Agreement unless and until such disclosure is required in connection with an initial public offering of Common Shares.

You shall have no rights as a stockholder of the Company (including, without limitation, any dividend or voting rights) with respect to any Common Shares underlying or issuable in respect of this Agreement until such Common Shares are actually issued to and held of record by you.

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com

This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the payment of any bonus opportunity in respect of the research, development, testing and realization of the drug BPI-004.  Except as provided for in the Plan (including Section 15 thereof), this Agreement may be not amended except in writing executed by both parties hereto.  This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to conflicts of law provisions therein.

You may not assign your rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement without your consent in the event that you are transferred to a position with any of the affiliates of the Company or any of its successors, or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any person or transfer all or substantially all of its properties or assets (or all or substantially all of its properties or assets related to the drug BPI-004) to any person.  This Agreement shall inure to the benefit of and be binding on you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Fax signatures and electronically mailed PDF signatures shall be deemed the same as original signatures.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

The Agreement and all determinations made and actions taken pursuant thereto shall be governed by the laws of the Cayman Islands without giving effect to the conflict of laws principles thereof.

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BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com

If you accept the terms and conditions of this Agreement and the Plan, please so indicate by signing below at your earliest convenience.  If you have any questions about this Agreement, the Plan or your bonus opportunity hereunder, please feel free to contact me at 646-305-6387.

Sincerely,

/s/ Lan Huang

Lan Huang
CEO & Co-Founder

Accepted and agreed this 11th day of April, 2017:

/s/ Ramon Mohanlal
Ramon Mohanlal

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, NY  10005
Tel: 646-305-6387
www.beyondspringpharma.com